Exhibit 99.1

Service Corporation International Announces Expiration and Results of Tender Offer

HOUSTON, Texas, August 7, 2020 — Service Corporation International (NYSE: SCI) (the “Company”) announces that the previously announced cash tender offer for any and all of its 5.375% Senior Notes due 2024 (CUSIP No. 817565 CB8/ ISIN No. US817565CB82) (the “Notes”), which expired today at 5:00 p.m., New York City time (the “Expiration Date”). According to information provided by D.F. King & Co., Inc., the depositary and information agent for the tender offer, $215,959,000 aggregate principal amount of the Notes, or 25.41% of the aggregate principal amount outstanding, were validly tendered at or prior to the expiration of the tender offer and not validly withdrawn. These amounts exclude $1,364,000 aggregate principal amount of the Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, dated August 3, 2020 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and Notice of Guaranteed Delivery (as amended or supplemented from time to time, the “Notice of Guaranteed Delivery” and collectively with the Offer to Purchase and the Letter of Transmittal, the “Offer Documents”). The obligation of the Company to accept the Notes tendered and to pay the consideration for the Notes is subject to satisfaction or waiver of certain conditions, which are more fully described in the Offer Documents. The Company expects to pay for Notes validly tendered and not validly withdrawn, and not delivered pursuant to the guaranteed delivery procedures described in the Offer Documents, on August 10, 2020 (the “Settlement Date”).

Holders of Notes accepted for purchase pursuant to the tender offer will receive the consideration of $1,020.42 for each $1,000 principal amount of the Notes, plus accrued and unpaid interest on the Notes purchased up to, but not including, the Settlement Date. The Company may redeem any outstanding Notes that are not tendered in the tender offer upon the terms and conditions set forth in the indenture governing the Notes.

The depositary and information agent for the tender offer is D.F. King & Co., Inc. The sole dealer manager for the tender offer is BofA Securities. Questions regarding the terms of the tender offer may be directed to BofA Securities at (980) 387-5602 (collect) or by e-mail at debt_advisory@bofa.com. Holders with questions or who would like additional copies of the Offer Documents may call the depositary and information agent, D.F. King & Co., Inc., at (212) 269-5550 (collect, for banks and brokers), (877) 478-5040 (toll-free, for all others) or by e-mail at sci@dfking.com. All documentation relating to the tender offer, including the Offer Documents, are also available via the tender offer Website: www.dfking.com/sci.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The tender offer is being made only pursuant to the Offer Documents that the Company has distributed to noteholders. Noteholders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the tender offer. None of the Company, the dealer manager, the depositary and information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities that may be sold pursuant to the previously announced capital markets transaction.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe”, “estimate”, “project”, “expect”, “anticipate”, or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual consolidated results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission (“SEC”) filings, including our 2019 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At June 30, 2020, we owned and operated 1,472 funeral service locations and 483 cemeteries (of which 296 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.

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